Exhibit 99.1

Atlas Technical Consultants Reports Fourth Quarter and Full Year 2019 Results

– Achieves Record Full Year Revenue, Adjusted EBITDA and Backlog –

– Completed Business Combination with Boxwood Merger Corp and Began Trading on Nasdaq in February 2020 –

Austin, TX (March 16, 2020) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, program management and consulting services, announced today results for the fourth quarter and full year ended December 31, 2019.

Highlights:

-	Full year gross revenue increased 10.5% to $471.0 million

-	Full year net revenue[1] grew by 25.1% to $377.8 million

-	Full year net income of $8.0 million

-	Full year Adjusted EBITDA[2] grew 24.8% to $65.6 million

-	Year-end backlog of $601.0 million, provides a solid foundation for 2020 growth

-	Acquired Long Engineering in February 2020 further enhancing Atlas’ engineering, testing and inspection service capabilities while increasing client relationships and presence in the fast-growing Southeast U.S. region

“We are very pleased with the positive momentum of our business during 2019, delivering record annual revenue and Adjusted EBITDA1 while also establishing a record backlog of unfilled orders as we enter 2020. We executed well throughout the year, growing our business and delivering results in line with plan,” said Atlas’ Chief Executive Officer, L. Joe Boyer. “We experienced an improved project mix increasing our net service revenues by self-performing more services versus subcontracting to outside providers. This continued shift has resulted in improved financial performance while enhancing the overall efficiency of our workforce.”

Mr. Boyer continued, “Demand conditions remain solid in our markets, with nearly half of our business being government-based projects, providing stability and predictability of revenue streams, with increasing and significant opportunities coming from municipal and state agencies outsourcing services to the private sector. We are benefiting from these favorable industry tailwinds which we expect to continue over the long term. We are taking advantage of our national scale and deep qualifications to pursue larger projects and enhance cross-selling opportunities, producing attractive project awards and expanding backlog. We also continue to execute strategic, accretive tuck-in acquisitions, such as our recent addition of Long Engineering, to broaden our technical capabilities, footprint, client base and services. With our pre-eminent position in the infrastructure-related professional services markets and our focus on superior execution, we are poised to capitalize on the multiple growth avenues ahead and to drive value for our stockholders.”

Full Year 2019 Results

●	Gross revenue for the full year 2019 increased 10.5% to $471.0 million, compared to $426.4 million in the prior year with organic revenue growth (net of acquisition impact) of 5.5%, primarily driven by increased scope of services to existing clients and expansion into new markets.

●	Net revenue increased 25.1% to $377.8 million, compared to $302.1 million in the prior year, driven by growth in business volume combined with a broader suite of services performed directly by Atlas, resulting in lower subcontracting and pass-through participation.

●	Net income was $8.0 million, compared to $12.0 million in the prior year. Net income in 2019 included $24.5 million of one-time pre-tax costs, primarily related to transaction costs and professional fees associated with the Company’s business combination with Boxwood and included $2.0 million of non-cash equity compensation.

●	Adjusted EBITDA of $65.6 million increased 24.8%, compared to $52.6 million in the prior year, primarily due to business growth, higher net revenues and operating efficiency.

●	Estimated backlog at year end 2019 totaled $601.0 million, up 8.7% from $553 million at the end of the prior year, and up 11.2% to $615.0 million including Long Engineering. Strong sales and backlog growth were driven by a range of project additions across the nationwide platform, as well as an increase in average project size.

Fourth Quarter 2019 Results

●	Gross revenue for the fourth quarter 2019 increased 0.6% to $113.0 million, compared to $112.3 million in the prior year quarter.

●	Net revenue increased 10.8% to $92.5 million, compared to $83.4 million in the prior year quarter. The significant increase primarily represents progress with a key strategic objective of increasing the level of self-performance in our overall work mix while reducing our reliance on subcontractors and other third-party providers to deliver our work.

●	The net loss was $5.5 million, compared to a net loss of $0.4 million in the prior year quarter. The net loss in the fourth quarter 2019 included $14.9 million of one-time pre-tax costs, primarily related to transaction costs and professional fees associated with the Company’s business combination with Boxwood and included $0.6 million of non-cash equity compensation.

●	Adjusted EBITDA of $17.3 million increased 43.3%, compared to $12.1 million in the prior year quarter, primarily driven by the increase in net revenue and operating efficiency.

Full Year 2020 Outlook

For the full year 2020, gross revenue is expected to be in the range of $505.0 million to $530.0 million, with net revenue representing a higher percentage of gross revenue in 2020 compared to 2019. Adjusted EBITDA for the full year 2020 is anticipated to be in the range of $74.0 million to $80.0 million.

At February 28, 2020, the Company had outstanding shares of class A and class B common stock of 29,700,000.

Mr. Boyer stated, “In 2020, we plan to execute our strategic priorities and pursue investments that benefit our people, clients, and shareholders. We are excited by the path forward as a public company, the long-term demand environment for our services and our multi-pronged opportunity to generate profitable growth.”

As the Coronavirus Disease (COVID-19) continues to expand and intensify in the U.S., Atlas has already taken immediate steps to mitigate the risk of the exposure in the interest of protecting its people, customers and business. We are pleased to be able to help our clients and our impacted communities mitigate the effects of this national emergency with our best-in-class team of nearly 500 industrial hygiene specialists. Atlas has already deployed its highly experienced teams of specialists to advise on and implement best practices for Atlas and address the meaningful increase in inbound requests from customers for industrial hygiene services. As building sciences service has been a core business since 1982, we are currently responding to our client needs as a response to this epidemic for industrial hygiene services ranging from safety planning, exposure pathway assessments, cleaning protocol development and decontamination oversight ranging from Washington to Florida.

Atlas has initiated a series of contingency plans to manage possible service interruptions and maintain real-time communication across its entire organization and with its clients. We remain committed to keeping our people safe and addressing our customer’s needs.

To date, the Company has not had any significant adverse impact on its business from COVID-19 and believes it is well prepared to further address the needs of customers and the communities where it operates.

“While our 2020 outlook does not currently factor in any impact related to this unfortunate pandemic, we are mindful of the potential macroeconomic disruptions beyond our control. We will continue to monitor this situation very closely and believe we are well-prepared to protect our staff and ensure continuity of service to our clients during this uncertain period,” concluded Mr. Boyer.

(1) Net revenue is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net revenue to the most comparable financial measure calculated in accordance with GAAP.

(2) Adjusted EBITDA is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP. Adjusted EBITDA for the full year 2019 does not reflect $6.2 million of estimated benefits from future annualized cost savings from previously implemented integration synergies in connection with the merger with ATC Group Partners LLC in 2019, estimated public company costs of $2.5 million as though Atlas became a public company on January 1, 2019, and a $3.6 million estimated contribution to Adjusted EBITDA from the acquisition of Long Engineering as though the acquisition was completed on January 1, 2019, as further reconciled in the form 8-K filed on February 12, 2020.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, March 16, 2020 at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review fourth quarter and full year 2019 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.oneatlas.com in the Investors section. To participate in the teleconference, dial 1-877-407-9716 (Domestic) and 1-201-493-6779 (International). To access the replay of the call, dial 1-844-512-2921 (Domestic) and 1-412-317-6671 (International) with pass code 13699824. A replay of the webcast will be available on the Company’s website.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection engineering and consulting services under the name Atlas Technical Consultants, offering solutions to public and private sector clients in the transportation, commercial, government, education and industrial markets. With more than 100 offices in 40 states and over 3,300 employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this press release in relation to Atlas has been provided by Atlas and its management team, and forward-looking statements include statements relating to Atlas’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: (1) the ability to maintain the listing of the Company’s shares of Class A common stock and warrants on Nasdaq; (2) the ability to recognize the anticipated benefits of the business combination or acquisitions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees; (3) costs related to the business combination and acquisitions; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein.

Atlas Technical Consultants

Consolidated Statement of Operations

(in thousands)

			(unaudited)
	For the year ended December 31,		For the quarter ended December 31,
	2019	2018	2019	2018

Revenues	$471,047	$426,439	$113,014	$112,303

Cost of revenues	(259,741)	(249,504)	(63,494)	(66,938)
Operating expenses	(192,075)	(157,459)	(52,005)	(43,801)

Operating income (loss)	19,231	19,476	(2,485)	1,564

Interest expense	(9,862)	(6,787)	(1,835)	(2,178)
Other income (expense)	149	96	(30)	80

Income (loss) before income taxes	9,518	12,785	(4,350)	(534)
Income taxes	(1,342)	(347)	(1,228)	(124)

Net income (loss) from continuing operations	8,176	12,438	(5,578)	(658)

Income (loss) from discontinued operations	(146)	(393)	67	250

Net income (loss)	$8,030	$12,045	$(5,511)	$(408)

Atlas Technical Consultants

Consolidated Balance Sheet

(in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and equivalents	$20,185	$6,509
Accounts receivable, net	90,775	101,180
Unbilled receivables, net	40,513	37,692
Prepaid expenses	5,266	6,446
Other current assets	812	453

Total current assets	157,551	152,280

Property and equipment, net	14,824	12,260
Intangible assets, net	92,389	109,904
Goodwill	85,125	80,352
Other long-term assets	2,884	39

TOTAL ASSETS	$352,773	$354,835

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$30,754	$24,245
Accrued liabilities	10,085	14,046
Current maturities of long-term debt	10,875	5,682
Other current liabilities	13,712	21,456

Total current liabilities	65,426	65,429

Long-term debt, net of current maturities and loan costs	158,557	112,362
Other long-term liabilities	1,347	5,250

Total liabilities	225,330	183,041

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ CAPITAL	127,443	171,794

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$352,773	$354,835

Atlas Technical Consultants

Consolidated Statement of Cash Flows

(in thousands, except share and per share data)

	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$8,030	$12,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,881	20,042
Equity-based compensation expense	1,984	228
Gain on sale of property and equipment	(170)	(476)
Write-off of deferred financing costs related to debt extinguishment	40	30
Amortization of deferred financing costs	360	-
Provision for bad debts	1,017	-
Changes in assets & liabilities:
Decrease (increase) in accounts receivable and unbilled receivable	6,567	(2,844)
Decrease in prepaid expenses	1,180	2,802
(Increase) in other current assets	(359)	(101)
Increase in trade accounts payable	6,233	464
(Decrease) increase in accrued liabilities	(3,961)	4,749
(Decrease) in other current and long-term liabilities	(8,450)	-
(Increase) in other long-term assets	(845)	(23)

Net cash provided by operating activities	31,507	36,916

Cash flows from investing activities:
Purchases of property and equipment	(8,453)	(5,626)
Proceeds from disposal of property and equipment	1,140	698
Purchase of engineering license	(2,000)	-
Purchase of business, net of cash acquired	(294)	(9,221)

Net cash (used in) investing activities	(9,607)	(14,149)

Cash flows from financing activities:
Proceeds from short-term debt	5,193	101,954
Proceeds from long-term debt	176,494	-
Payment of loan acquisition costs	(1,274)	-
Repayments of long-term debt	(129,209)	(114,326)
Member distributions	(54,365)	(15,279)
Member contributions	-	776
Payment of contingent earn-out	(5,063)	-
Net cash (used in) financing activities	(8,224)	(26,875)

Net change in cash and equivalents	13,676	(4,108)

Cash and equivalents - beginning of period	6,509	10,617

Cash and equivalents - end of period	$20,185	$6,509

Reconciliation of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, Atlas discloses Adjusted EBITDA and net revenue, which are non-GAAP financial measures, in this press release. Atlas believes these financial measures are useful indicators to evaluate performance because they allow for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas believes Adjusted EBITDA and net revenue are useful for investors and others in understanding and evaluating Atlas’ operations results in the same manner as its management. However, Adjusted EBITDA and net revenue are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for, or in isolation from, net income (loss), revenue, operating profit, or any other operating performance measures calculated in accordance with GAAP.

Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. Atlas excludes these items from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Atlas defines net revenue as gross revenue before reimbursable expenses and other adjustments. Atlas excludes these items from gross revenue in arriving at net revenue because net revenue is an important measure of the underlying production and performance of the business. Certain items excluded from net revenue are significant components in understanding and assessing a company’s financial performance, such as subcontractor and other “pass-through” related costs. Atlas’ presentation of net revenue should not be construed as an indication that results will be unaffected by the items excluded from net revenue. Atlas’ computation of net revenue may not be identical to other similarly titled measures of other companies. For a reconciliation of net revenue to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Atlas Technical Consultants

Reconciliation of Gross Revenues to Net Revenues

(in thousands)

			(unaudited)
	For the year ended December 31,		For the quarter ended December 31,
	2019	2018	2019	2018
Gross Reveue	$471,047	$426,439	$113,014	$112,303
Reimbursable expenses	(93,265)	(124,345)	(20,562)	(28,863)
Revenue net of reimbursable expenses	$377,782	$302,094	$92,452	$83,440

Atlas Technical Consultants

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

			(Unaudited)
	For the year ended December 31,		For the quarter ended December 31,
	2019	2018	2019	2018
Net Income	$8,030	$12,045	$(5,511)	$(408)
Interest Expense	9,862	6,787	1,835	2,178
Provision for Income Taxes	1,342	347	1,228	124
Depreciation and amortization	19,881	20,042	4,278	5,748
EBITDA	39,115	39,221	1,830	7,642

Pro Forma EBITDA for acquired businesses prior to acquisition date	-	570	-	85
Non-cash increase in fair value of earnout	-	2,750	-	2,750
One-time legal/transaction costs (1)	19,748	1,276	13,109	444
Other non-recurring expenses (2)	4,722	8,535	1,799	1,120
Non-cash equity compensation	1,984	207	601	57
Adjusted EBITDA	$65,569	$52,559	$17,339	$12,098

(1) Represents non-recurring professional fees for legal, accounting, investment banking and consulting services incurred in connection with Atlas’s business combination with Boxwood and merger with ATC.

(2) Includes non-recurring severance and lease termination costs associated with the ATC merger, startup expenses for new offices, corporate entity formation and enterprise resource planning costs, a non-recurring contract loss and discontinued operations.

Investor Relations Contact

512-851-1507

ir@oneatlas.com